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                                                                  EXHIBIT 10.1.1


                           CONTINGENT DEFERRED PAYMENT


                Section 1. The Merger. Getty Images, Inc., a Delaware corporation ("Parent"), Print Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Art.com, Inc., a Delaware corporation ("Company") have entered into an Agreement and Plan of Merger, dated as of May 4, 1999 (the "Merger Agreement") pursuant to which Merger Sub will merge with and into Company (the "Merger"). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement. Pursuant to the Merger, holders of Shares (individually a "Holder" and collectively the "Holders") and holders of Company Stock Options ("Optionholders"), in each case immediately prior to the Effective Time, may receive a contingent deferred payment ("Deferred Payment") in respect of all Shares held (or all shares of Company Common Stock underlying a Company Stock Option) if the conditions set forth herein are met. Optionholders who exercise options after the Effective Time but prior to the Maturity Date shall be treated as Holders hereunder.

                Section 2. Optionholders. If any Deferred Payment is required to be made hereunder, Parent shall adjust the Substitute Stock Options of each Optionholder to the extent necessary to give such Optionholder the benefit of any Deferred Payment. Under no circumstances shall Optionholders receive, prior to exercise of their options (at which time they shall be treated as Holders), any cash payment or any shares of Parent Common Stock. The adjustment required by this Section 2 shall be made in accordance with Section 2.04 of the Merger Agreement.

                Section 3. Holders. If any Deferred Payment is required to be made hereunder, Parent shall deliver to each Holder that number of shares of Parent Common Stock, or that amount of cash, or that combination of shares of Parent Common Stock and cash, in each case deliverable to a Holder (but not an Optionholder) as described herein.

                Section 4. Payment Date. Any Deferred Payment will become due and payable, if at all, on August 4, 1999 (the "Maturity Date") and payment thereof as provided hereby shall be made no later than 10 business days following the Election Deadline.

                Section 5. Calculation of Deferred Payment. (a) The amount of this Deferred Payment shall be an amount equal to the quotient obtained by dividing (i) the Net Deferred Payment Amount (as defined below) by (ii) the Fully Diluted Share Amount (such amount being the "Per Share Payment Amount").



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                (b) As used herein, the following terms shall have the following meanings:

                "Gross Deferred Payment Amount" shall mean an amount equal to the product of (i) .11 and (ii) the Market Capitalization Increase; provided, however, that such amount shall be $0.0 (and no Deferred Payment shall be made) if the Market Capitalization Increase is less than or equal to the product of
(A) .20 and (B) the Base Market Capitalization; provided, further, that, in no case shall the Gross Deferred Payment Amount exceed $84,000,000.

                "Net Deferred Payment Amount" shall mean an amount equal to the Gross Deferred Payment Amount, less the amount, if any, that Parent is entitled to and does set-off against the Gross Deferred Payment pursuant to the indemnification provisions contained in Section 9.01 of the Merger Agreement.

                "Base Market Capitalization" shall mean an amount equal to the product of (i) $25 and (ii) 30,817,946.

                "Maturity Date Market Capitalization" shall mean an amount equal to the product of (i) the Maturity Date Stock Price and (ii) 30,817,946.

                "Market Capitalization Increase" shall mean an amount equal to the Maturity Date Market Capitalization minus the Base Market Capitalization.

                "Maturity Date Stock Price" shall mean an amount equal to the average of the average of the daily closing bid and ask price per share of Parent Common Stock as listed on the NASDAQ for the 30 consecutive trading days immediately preceding (and including) the Maturity Date; provided, however, that if the Maturity Date Stock Price as so computed would result in a Gross Deferred Payment Amount which exceeds $84,000,000, the Maturity Date Stock Price shall be deemed to be that Maturity Date Stock Price which would result in the Gross Deferred Payment Amount equaling $84,000,000.

                Section 6. Determination of Available Shares. (a) The total number of shares of Parent Common Stock available for issuance by Parent as consideration payable in respect of the Net Deferred Payment Amount shall be an amount equal to (i) the product of (A) .199 and (B) 30,817,946, less (ii) 4,510,000 (such resulting amount being the "Available Parent Shares"). Parent may at any time adjust downward the number of Available Parent Shares to the minimum extent it reasonably determines is necessary to comply with its obligations pursuant to Section 4.04 of the Merger Agreement (the "Share Adjustment"). Except as provided below, no Share Adjustment shall be made if, as a consequence of making such adjustment, the Aggregate Cash Payment (as defined below) would, after giving effect to Section 9 hereof and any payments to be made thereunder, exceed $18 million or such lesser amount as would result in the Merger failing to qualify as a tax-free reorganization (the



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"Maximum Cash Amount"). In the event Parent seeks to make a Share Adjustment that would result in the Maximum Cash Amount being exceeded, Parent may do so provided that (i) Parent shall first use its best efforts to obtain the necessary approval of Parent's stockholders for the issuance of Parent Common Stock in connection with the Contingent Deferred Payment and the settlement of the entire Net Deferred Payment Amount in shares of Parent Common Stock (and if such approval is obtained, such Net Deferred Payment Amount shall be so settled entirely in Parent Common Stock) and (ii) if such stockholder approval shall not be obtained after such best efforts, Parent may make such Share Adjustment and settle the Net Deferred Payment Amount in shares of Parent Common Stock as contemplated by such Share Adjustment and cash, provided Parent shall simultaneously therewith make such additional cash payments to Holders as shall be appropriate to fully indemnify and hold harmless Holders for any consequences of such a cash payment in excess of the Minimum Cash Amount and such resulting Share Adjustment, including without limitation any adverse tax consequences as a result thereof (including without limitation, a failure of the Merger to qualify as a tax-free reorganization as a result of the amount of total cash that is paid to Holders) or as a result of any such indemnity payments. As soon as practicable after the Maturity Date (but in any event within five business days), Parent shall determine the number of Available Parent Shares to be used as consideration for the Net Deferred Payment Amount and provide written notice (by facsimile to a number provided by each Holder) of such amount to each Holder (the "Payment Notice"; the date on which the Payment Notice is sent being the "Notice Date"). The Payment Notice shall also state (i) the Gross Deferred Payment Amount, (ii) the Net Deferred Payment Amount and (iii) the Per Share Payment Amount payable to each Holder in respect of each Share held.

                Section 7. Elections. Subject to the allocation and proration procedures set forth in Section 8, each Holder will be entitled to designate, on a form of election (the "Election Form"), whether such Holder wishes to receive in cash the Per Share Payment Amount payable in respect of any of his Shares. Shares for which a cash election has been made (the "Cash Election Shares") may or may not receive any cash in respect of such Shares (as will be determined in accordance with the allocation and proration procedures set forth in Section 8). Holders of Shares who indicate on their Election Form their desire to receive the Per Share Payment Amount payable in respect of their Shares in the form of Parent Common Stock (the "Stock Election Shares") may or may not receive cash in respect of such shares (as will be determined pursuant to the allocation and pro rata procedures set forth in Section 8). Parent shall provide Election Forms to each Holder at the same time it distributes the Payment Notice. In order to make an election hereunder, Holders must return their Election Forms to Parent no later than five business days following the Notice Date (the "Election Deadline"). Holders who fail to return to Parent their Election Forms prior to the Election Deadline and Holders who return to Parent a defective Election Form will be deemed to have elected to receive Parent Common Stock, but such Holders may receive cash in respect of such shares (as



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will be determined in accordance with the allocation and proration procedures set forth in Section 8).

                Section 8. Payment, Allocation and Proration. (a) If the amount resulting from the product of (i) the Available Parent Shares and (ii) the Maturity Date Stock Price (such amount being referred to herein as the "Available Share Value") is greater than or equal to the Net Deferred Payment Amount, then Parent shall deliver to each Holder of a Stock Election Share and each Holder of a Cash Election Share (regardless of such election) in respect of such Share, the number of shares of Parent Common Stock determined by dividing
(x) the Per Share Payment Amount by (y) the Maturity Date Stock Price (such number of shares being referred to herein as the "Stock Consideration").

                (b) If the Available Share Value is less than the Net Deferred Payment Amount and the Aggregate Cash Payment (as defined below) is equal to or less than the Aggregate Cash Election Amount (as defined below), then Parent shall (i) deliver the Stock Consideration to each Holder of a Stock Election Share in respect of such Share and (ii) (A) pay in cash to each Holder of a Cash Election Share in respect thereof an amount equal to a fraction, the numerator of which is the Aggregate Cash Payment and the denominator of which is the Cash Election Number (as defined below) and (B) deliver to each Holder of a Cash Election Share in respect of such Share the number of shares of Parent Common Stock equal to a fraction, the numerator of which is the Per Share Payment Amount less the amount of cash payable pursuant to clause (ii)(A) hereof, and the denominator of which is the Maturity Date Stock Price.

                (c) If the Available Share Value is less than the Net Deferred Payment Amount and the Aggregate Cash Payment is greater than the Aggregate Cash Election Amount, then Parent shall (i) pay in cash to each Holder of a Cash Election Share in respect of such Share an amount equal to the Per Share Payment Amount and (ii) (A) pay in cash to each Holder of a Stock Election Share in respect of such Share an amount equal to a fraction, the numerator of which is the Aggregate Cash Payment less the Aggregate Cash Election Amount, and the denominator of which is the Stock Election Number and (B) deliver to each Holder of a Stock Election Share in respect of such Share the number of shares of Parent Common Stock derived from a fraction, the numerator of which is the Per Share Payment Amount less the amount of cash payable in connection with clause (ii)(A) hereof, and the denominator of which is the Maturity Date Stock Price.

                (d) As used herein, the following terms shall have the following meanings:

                "Aggregate Cash Election Amount" shall mean an amount equal to the product of (i) the Cash Election Number and (ii) the Per Share Payment Amount.



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               "Aggregate Cash Payment" shall mean an amount of cash equal to the Net Deferred Payment Amount less the Available Share Value.

                "Cash Election Number" shall mean the total number of Cash Election Shares.

                "Stock Election Number" shall mean the total number of Stock Election Shares.

                Section 9. Additional Cash Payment. Any Holder who receives a portion of the Per Share Payment Amount in cash (such amount for purposes of this Section 9 being the "Initial Cash Payment"), in full or partial satisfaction of the Per Share Payment Amount payable to such Holder, shall also receive an additional cash payment (the "Additional Cash Payment") from Parent equal to the product of (i) .4 and (ii) the Initial Cash Payment. Such Additional Cash Payment shall be made by Parent to Holder simultaneously upon payment of the Per Share Payment Amount.

                Section 10. Reservation of Shares. Parent hereby agrees that there shall be reserved for issuance and delivery upon the Maturity Date hereunder all shares of Parent Common Stock issuable hereunder. All such shares shall be duly authorized and, when issued in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale (other than as provided in Parent's Certificate of Incorporation and any restrictions on sale pursuant to applicable federal and state securities laws) and free and clear of all preemptive rights.

                Section 11. Fractional Shares. Parent shall not be required to issue fractional shares of Parent Common Stock with respect to the Deferred Payment held by a single Holder. If any fraction of a share of Parent Common Stock would, after aggregating the total number of shares of Parent Common Stock payable to a single Holder (except for the provisions of this Section 11), be issuable to such Holder, (i) in the case of a Deferred Payment pursuant to
Section 8(a) hereof, such fractional share shall be rounded up to the nearest whole share and (ii) in the case of a Deferred Payment pursuant to Section 8(b) or Section 8(c) hereof, no payment shall be made in respect of such fractional share and the Deferred Payment shall be deemed not to include the right to receive such fractional share.

                Section 12. Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in Parent, either at law or in equity provided, that as of the Election Deadline, the Holder shall become a stockholder of Parent with respect to such number of shares of Parent Common Stock to which the Holder may become entitled hereunder.


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                Section 13. Reclassification, Reorganization, Consolidation or
Merger. (a) In the event of (i) any reclassification, capital reorganization or other change of outstanding shares of Parent Common Stock (other than a subdivision or combination of the outstanding Parent Common Stock and other than a change in the par value of Parent Common Stock) or (ii) in the event of any consolidation or merger of Parent with or into another corporation (other than the Merger or a merger in which Parent is the continuing corporation and that does not result in any reclassification, capital reorganization or other change of outstanding shares of Parent Common Stock) or (iii) in the event of any sale, lease, transfer or conveyance to another corporation of the property and assets of Parent as an entirety or substantially as an entirety, Parent shall, as a condition precedent to such transaction, cause effective provisions to be made so that such other corporation shall assume all obligations of Parent hereunder and the Holder shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property (including cash) receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale, lease or conveyance by a Holder of the number of shares of Parent Common Stock that might have been received as part of a Deferred Payment immediately prior to such reclassification, capital reorganization, change, consolidation, merger, sale, lease or conveyance. The foregoing provisions of this Section 13 shall similarly apply to successive reclassification, capital reorganizations and changes of shares of Parent Common Stock and to successive consolidations, mergers, sale, lease, transfers or conveyances. In the event of any adjustment in respect of an event described in clause (i) above that fails to provide the same economic benefit to Holders that they would have received had such an event not taken place or in the event of a circumstance described in clause (ii) or (iii) above, then for purposes of determining such number of Parent Common Stock receivable as part of the Deferred Payment, it shall be assumed that the Gross Deferred Payment Amount was equal to $84 million and, notwithstanding anything to the contrary herein, the Net Deferred Payment Amount was settled entirely in shares of Parent Common Stock.

                (b) In the event of a subdivision (including, without limitation, by stock split or stock dividend) or combination (including, without limitation, by reverse stock split) of the outstanding Parent Common Stock, the provisions hereof shall be adjusted, including without limitation, the number of Available Parent Shares and the shares of Parent Common Stock that might otherwise have been received as part of a Deferred Payment, in order to provide the same economic benefit to Holders that they would have received had such an event not taken place.

                Section 14. Governing Law. The Deferred Payments shall be governed by the laws of the State of Delaware.

                Section 15. Assignment; Binding Effect; Benefit. Holder may not assign, delegate or otherwise transfer a Contingent Deferred Payment or any of such Holder's rights,


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interests or obligations hereunder (except as provided by will or applicable laws of descent) without the prior written consent of Parent and any attempt to transfer a Contingent Deferred Payment shall be null and void.

                Section 16. Securities Law Matters. (a) The issuance and subscription of the Parent Common Stock to be issued to Holders hereunder have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), and the Parent Common Stock will be issued to Holders in a transaction that is exempt from the registration requirements of the Securities Act. Such Parent Common Stock cannot be offered or resold except pursuant to registration under the Securities Act or an available exemption from registration and Holders shall not resell such Parent Common Stock except in compliance with applicable securities laws. Such shares of Parent Common Stock are "restricted securities" under the federal securities laws and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

                (b) By accepting shares of Parent Common Stock pursuant hereto, each Holder acknowledges and agrees to the provisions of Section 16(a) hereof and each of the following:

               (i) Investment Intent; Certain Restrictions. The Holder is purchasing the Parent Common Stock for his or her own account for investment and not with a view to, or for resale in connection with, the distribution hereof, and he or she has no present intention of distributing any thereof, except in each case in accordance with the terms of this Agreement and that certain Registration Rights Agreement contemplated by the Merger Agreement. The Holder understands that the shares of Parent Common Stock have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of his or her investment intent as expressed herein. He has had the opportunity to discuss the terms hereof and the Merger Agreement and the transactions contemplated thereby and has been advised by counsel as to his obligations under applicable securities laws in connection therewith.

                (ii) Knowledge. The Holder has such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of his or her investment in Parent Common Stock pursuant to the Merger Agreement and protecting his or her own interests in connection with this transaction.

                (iii) Economic Risk. The Holder has the financial ability to bear the economic risk of his or her investment in Parent Common Stock pursuant to the Merger Agreement, the Holder is aware that he or she may be required to bear the economic risk of its investment in Parent Common Stock for an indefinite period of time, he or she has no need for liquidity with respect to his or her investment therein at this time, and he or


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        she has adequate means of providing for his or her current needs and personal contingencies.

                (iv) Parent Disclosure. The Holder has had an opportunity to discuss Parent's business, management and financial affairs with Parent's management and has had the opportunity to review financial and other information related to Parent.

                (v) Restrictive Legend. The Holder understands and acknowledges that all certificates representing Parent Common Stock shall bear, in addition to any other legends required under applicable securities laws, the following legend:

                "The shares represented by this certificate have not been registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration."

                (vi) Status. The Holder is an "accredited investor," as such term is defined in Rule 501(a) of Regulation D under the Securities Act.